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SUMMIT DESIGN, INC. ANNOUNCES TERMINATION OF PROPOSED ACQUISITION, PRELIMINARY
FINANCIAL RESULTS FOR THE FOURTH QUARTER AND MANAGEMENT CHANGES

     BEAVERTON, ORE. -- FEBRUARY 2, 1999 -- Summit Design, Inc. (Nasdaq: SMMT) today announced that Summit and OrCAD, Inc. have mutually agreed to terminate the Agreement and Plan of Reorganization pursuant to which Summit was to acquire OrCAD, Inc.

     Summit also announced preliminary financial results for the fourth quarter of 1998, indicating that Summit will record revenues for the quarter of approximately $10.9 million. Larry Gerhard, Summit's President and Chief Executive Officer, observed "We were disappointed with revenues for the quarter which were lower than expected due primarily to a lack of sales people in the United States. However, the shortfall in revenues was offset by reduced expenditures for sales and marketing. This allowed our earnings from operations to exceed expectations prior to giving effect to the revised accounting treatment previously announced and the recognition of costs related to the terminated OrCAD acquisition." The revised accounting treatment relates to Summit's September 1997 acquisition of Simulation Technologies Corp. and will be adjusted in response to comments received from the Securities and Exchange Commission. Summit expects to announce its financial results on February 4th.

     Summit also announced senior management changes. Richard Davenport, previously Vice President and Chief Operating Officer of Summit's Verification Products Division, has been appointed Chief Operating Officer of Summit. Joseph Masarich, Summit's Senior Vice President of Worldwide Marketing and Sales, has resigned. "In his new position, Rich will focus on building the North America sales and marketing organizations while taking on additional operating resonsibility. With his extensive background in EDA sales and management, Rich is ideally suited for this new role," stated Larry Gerhard.

     Summit Design, Inc. is a leading international supplier of engineering software products in the areas of high-level design creation, analysis and verification. The world's top electronics companies use Summit products to increase engineering productivity, reduce development time and improve the quality of their products. Summit is located at 9305 S.W. Gemini Drive,

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Beaverton, Ore., 97008; (503) 643-9281.


     This press release contains statements that are forward looking. These statements are based on current expectations that are subject to risks and uncertainties. Actual results could differ materially from the results presented herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in Summit's public reports filed with the Securities and Exchange Commission, including those discussed in Summit's Report on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the third quarter ended September 30, 1998.


Contact:

Summit Design, Inc., Al Koob 503/643-9281